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                                   EXHIBIT 23
                           CONSENT OF WOLF & CO., P.C



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                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



The Board of Directors
Berkshire Hills Bancorp, Inc.:

      We consent to the incorporation of our report dated March 10, 2000, relating to the consolidated balance sheets of Berkshire Bancorp, M.H.C. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the May 26, 2000 Prospectus of Berkshire Hills Bancorp, Inc.



/s/ Wolf & Co., P.C.


Boston, Massachusetts
March 2, 2001